EXHIBIT 99.1

Contact Information:

K-V Pharmaceutical Company

Audrey Wu

734-717-3317

awu@ther-rx.com

KV Pharmaceutical Company Appoints Two New Board Members

ST. LOUIS, Oct. 11, 2013 – K-V Pharmaceutical Company ("KV") today announced the appointment of two new members to its Board of Directors: Gregory Norden, former Senior Vice President and Chief Financial Officer for Wyeth Corporation, and James M. Goldfarb, MD, MBA, Director of Infertility Services of the University Hospitals of Cleveland Health Systems and Clinical Professor of Reproductive Biology at Case Western Reserve University (CWRU) School of Medicine.

“Greg Norden and Dr. Goldfarb’s breadth of knowledge and experience will provide invaluable insight to KV as we continue to grow the business and strive to deliver innovative women’s healthcare products,” said Greg Divis, CEO of KV.

Norden and Dr. Goldfarb will join former President of Wyeth Pharmaceuticals, Joseph M. Mahady, as the newest members of KV’s board. KV announced Mahady’s appointment as Chairman of the Board on Oct. 3, 2013.

“I’m pleased to welcome Greg and Jim to the board. Greg brings an extraordinary depth of financial experience developed across his operating and board roles, while Dr. Goldfarb brings critical perspective as a scientist, physician and patient advocate,” said Mahady.

Norden brings to KV more than 25 years of leadership experience in financial management and more than 20 years of experience in global healthcare and pharmaceuticals. He is currently the managing director of G9 Capital Group, LLC, which invests in early stage ventures and provides corporate finance advisory services. Norden sits on the boards of Zoetis, a global leader in discovering, developing, manufacturing and commercializing animal health medicines and vaccines, NanoString Technologies, a provider of life science tools for translational research and development of molecular diagnostic products, and Welch Allyn, a global provider of medical diagnostic equipment. Before joining Wyeth, Norden was with Arthur Andersen and Co., working primarily with multi-national companies in the consumer goods and financial services industries.

Dr. Goldfarb is known as a pioneer in the field of infertility and is past president of the Society for Assisted Reproductive Technologies (SART), a national professional group that provides leadership to the country’s In Vitro Fertilization (IVF) programs. Dr. Goldfarb co-founded the Partnership for Families Program, which provides free IVF cycles for qualifying couples, among other services. His infertility programs have been credited for many firsts, including the first IVF birth in Ohio in 1983 and the world’s first IVF/surrogate birth in 1986. In addition, he co-founded Rapid Medical Research (RMR), which is a multi-therapeutic clinical research center offering a wide range of services and support to pharmaceutical and biotechnology companies. Dr. Goldfarb sold RMR in 2006. He has been a consultant to private equity firms on various healthcare related investments and has held a number of board positions, including with the Miami University Business School Advisory Board and the American Society of Reproductive Medicine Board of Directors. Dr. Goldfarb earned his medical degree from the Ohio State University School of Medicine and his master of business administration from the Case Western Reserve University Weatherhead School of Management.

About KV Pharmaceutical
K-V Pharmaceutical Company is a specialty branded pharmaceutical company with a primary focus in the area of women's healthcare. The company is committed to advancing the health of women across the stages of their lives. For further information about K-V Pharmaceutical Company, please visit www.kvph.com.

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